Exhibit 10.63

AGILENT TECHNOLOGIES, INC. LONG-TERM PERFORMANCE PROGRAM

(AMENDED AND RESTATED THROUGH NOVEMBER 1, 2005)

1.                                      PURPOSE

The purpose of the Long-Term Performance Program (“Program”) is to motivate and reward eligible employees by making a portion of their compensation dependent on the achievement of certain Objective Business Criteria related to the performance of Agilent Technologies, Inc. (the “Company”) and its operating units. This Program is designed to ensure that the incentives paid hereunder to executive officers of the Company are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”). Accordingly, the material terms of this Program as to “covered employees” under Code Section 162(m) are subject to the approval of the Company’s stockholders pursuant to Code Section 162(m).

2.                                      PARTICIPANTS

The participants in this Program shall be key employees of the Company, as determined by the Committee.

3.                                      THE COMMITTEE

The Committee shall consist of at least two outside directors of the Company that satisfy the requirements of Code Section 162(m). The Committee shall have the sole discretion and authority to administer and interpret this Program in accordance with Code Section 162(m). Unless the Board provides otherwise, the Compensation Committee of the Company’s Board of Directors shall be the Committee.

4.                                      AMOUNT OF BONUS

A participant’s award, if any, is based on (i) an individual target set by the Committee in writing with respect to the Performance Period and (ii) the Objective Business Criterion or Criteria for the Performance Period (increased or decreased, in each case in accordance with factors adopted by the Committee with respect to the Performance Period that relate to unusual items).

5.                                      MAXIMUM BONUS

No award in excess of one million (1,000,000) shares of Company common stock (adjusted for stock splits and the like under the 1999 Stock Plan) or the cash equivalent will be paid to any participant with respect to a Performance Period. The Committee may also reduce an individual’s bonus calculated under Section 4 in its sole discretion.

6.                                      OBJECTIVE BUSINESS CRITERIA

This Program’s “Objective Business Criteria” may include one or more of the following: (a) sales revenue; (b) gross margin; (c) operating margin; (d) operating income; (e) pre-tax profit; (f) earnings before interest, taxes and depreciation and amortization; (g) net income; (h) expenses; (i) the market price of the shares; (j) earnings per share; (k) return on stockholder equity; (l) return on capital; (m) return on net assets; (n) economic value added; (o) market share; (p) customer service; (q) customer satisfaction; (r) safety; (s) total stockholder return; (t) free cash flow; (u) size-adjusted growth in earnings; and (v) such other Criteria as determined by the Committee, each with respect to the Company and/or any operating unit(s) of the Company, as

A-1

determined by the Committee in its sole discretion. Awards to be paid to participants who are not subject to the limitations of Code Section 162(m) may take into account other factors.

7.                                      PERFORMANCE PERIODS

A “Performance Period” shall be, with respect to a participant, any period not exceeding three years, as determined by the Committee in its sole discretion. The selection and adjustment of applicable Objective Business Criteria, and the establishment of targets, shall occur in compliance with the rules of Code Section 162(m).

8.                                      PAYMENT OF AWARDS

Subject to the Committee’s discretion, the payment of an award under the Program generally requires that the participant be on the Company’s payroll as of the date the award is to be paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances, as determined by the Committee in its sole discretion. Awards may be made (i) in cash, or (ii) in shares of Company common stock granted under the Company’s 1999 Stock Plan, as replaced, modified, amended or supplemented from time to time (the “1999 Stock Plan”). No award shall be paid unless and until the Committee certifies in writing the extent to which the Objective Business Criterion/Criteria applicable to a participant have been achieved or exceeded. The Committee, in its sole discretion, may permit a participant to defer receipt of amount that would otherwise be delivered to the participant under this Program. Any such deferral elections shall be subject to such rules and procedures as determined by the Committee in its sole discretion, and such deferrals shall be structured to comply with the requirements of Code Section 409A.

9.                                      AMENDMENT AND TERMINATION

The Board of Directors reserves the right to amend or terminate this Program at any time with respect to future services of participants. Program amendments will require stockholder approval only to the extent required by applicable law.

10.                               LEGAL CONSTRUCTION

In the event any provision of this Program shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Program, and this Program shall be construed and enforced as if the illegal or invalid provision had not been included. The granting of awards under this Program shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. This Program and all awards shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of this Program.

A-2